Critical Path, Inc.

42-47 Lower Mount Street

Dublin 2, Ireland

February 19, 2008

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Critical Path, Inc.

Schedule 13E-3 Initially Filed on December 26, 2007 (File No. 000-25331)

Schedule 14A Initially Filed on December 26, 2007 (File No. 005-56169)

Ladies and Gentlemen:

In connection with the above-referenced filings, Critical Path, Inc. (the “filing person”) hereby acknowledges to the U.S. Securities and Exchange Commission (the “Commission”) that:

•	the filing person is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the filing person may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to Gregg Vignos at (415) 856-7210.

Sincerely,

/s/ Mark Palomba
Mark Palomba
Chief Executive Officer

PETER KELLNER

RICHMOND CP LLC

c/o Richmond Management LLC

645 Madison Avenue, 20th Floor

New York, New York 10022

January 28, 2008

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Critical Path, Inc.

Schedule 13E-3 Initially Filed on December 26, 2007 (File No. 000-25331)

Schedule 14A Initially Filed on December 26, 2007 (File No. 005-56169)

Ladies and Gentlemen:

In connection with the above-referenced filings, Peter Kellner and Richmond CP LLC (the “filing persons”) hereby acknowledge to the U.S. Securities and Exchange Commission (the “Commission”) that:

•	the filing persons are responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the filing persons may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to Adam M. Fox, Esq. of Dechert LLP at (212) 649-8732.

Sincerely,

/s/ Peter B. Kellner
Peter Kellner

Individually and as Managing Member of Richmond CP LLC

Campina Enterprises Limited

7th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

February 18, 2008

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Critical Path, Inc.

Schedule 13E-3 Initially Filed on December 26, 2007 (File No. 000-25331)

Ladies and Gentlemen:

In connection with the above-referenced filing, Campina Enterprises Limited (the “filing person”) hereby acknowledges to the U.S. Securities and Exchange Commission (the “Commission”) that:

•	the filing person is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the filing person may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to Eirene Yeung or Erica Tse at 852-2128-8888.

Sincerely,

/s/ Ip Tak Chuen Edmond
Ip Tak Chuen Edmond
Director

Cenwell Limited

22nd Floor, Hutchison House

10 Harcourt Road

Hong Kong

February 18, 2008

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Critical Path, Inc.

Schedule 13E-3 Initially Filed on December 26, 2007 (File No. 000-25331)

Ladies and Gentlemen:

In connection with the above-referenced filing, Cenwell Limited (the “filing person”) hereby acknowledges to the U.S. Securities and Exchange Commission (the “Commission”) that:

•	the filing person is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the filing person may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to Eirene Yeung or Erica Tse at 852-2128-8888.

Sincerely,

/s/ Ip Tak Chuen Edmond
Ip Tak Chuen Edmond
Authorized Signatory

Vectis-CP Holdings, LLC

c/o TPG Growth LLC

345 California Street, Suite 3300

San Francisco, CA 94104

February 19, 2008

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Critical Path, Inc.

Schedule 13E-3 Initially Filed on December 26, 2007 (File No. 000-25331)

Schedule 14A Initially Filed on December 26, 2007 (File No. 005-56169)

Ladies and Gentlemen:

In connection with the above-referenced filings, Vectis-CP Holdings, LLC (the “filing person”) hereby acknowledges to the U.S. Securities and Exchange Commission (the “Commission”) that:

•	the filing person is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the filing person may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to the undersigned at (415) 743-1610.

Sincerely,

/s/ Matthew T. Hobart
Matthew T. Hobart

Managing Member of Vectis Group, LLC, as Managing Member of Vectis-CP Holdings, LLC

GENERAL ATLANTIC PARTNERS 74, L.P.

GAPSTAR, LLC

GAP COINVESTMENT PARTNERS II, L.P.

CP HOLDCO, LLC

CP MERGER CO.

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza, Greenwich, CT 06830

&

GAPCO GMBH CO. & KG

c/o General Atlantic GmbH

Koenigsallee 62, 40212 Duesseldorf, Germany

February 19, 2008

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Critical Path, Inc.

Schedule 13E-3 Initially Filed on December 26, 2007 (File No. 000-25331)

Schedule 14A Initially Filed on December 26, 2007 (File No. 005-56169)

Ladies and Gentlemen:

In connection with the above-referenced filings, General Atlantic Partners 74, L.P., GapStar, LLC, GAP Coinvestment Partners II, L.P., GAPCO GmbH Co. & KG, CP Holdco, LLC and CP Merger Co. (the “filing persons”) hereby acknowledge to the U.S. Securities and Exchange Commission (the “Commission”) that:

•	the filing persons are responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the filing persons may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to Douglas A. Cifu of Paul, Weiss, Rifkind, Wharton & Garrison LLP, the filing persons’ counsel, at (212) 373-3436.

Sincerely,

GENERAL ATLANTIC PARTNERS 74, L.P.

By:	General Atlantic LLC, Its general partner

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Managing Director

GAPSTAR, LLC

By:	General Atlantic LLC, Its sole member

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Managing Director

GAP COINVESTMENT PARTNERS II, L.P.

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	A General Partner

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH, Its general partner

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Managing Director

CP HOLDCO, LLC

By:	/s/ Tom C. Tinsley
Name:	Tom C. Tinsley
Title:	President

CP MERGER CO.

By:	/s/ Tom C. Tinsley
Name:	Tom C. Tinsley
Title:	President